EXHIBIT 3.1

CERTIFICATE OF INCORPORATION
OF
REGENT’S SECRET, INC.

The Corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify that:

FIRST:                      The name of the corporation is REGENT’S SECRET, INC. (the “Corporation”).

SECOND:                 The address, including street, number, city and county, of the registered agent of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle.  The name of the registered agent of the Corporation at such address is Corporation Services Company.

THIRD:                    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:               (a)           The total number of shares of capital stock that the Corporation shall be authorized to issue is 55,000,000 divided into two classes as follows:  (i) fifty million (50,000,000) shares of common stock having a par value of $0.001 per share (“Common Stock”), and (ii) five million (5,000,000) shares of serial preferred stock in series having a par value of $0.001 per share (the “Preferred Stock”).

 (b)           The Common Stock shall be subject to all of the rights, privileges, preferences and priorities of the Preferred Stock as set forth herein and in the certificate of designations filed to establish the respective series of Preferred Stock.  Each share of Common Stock shall have the same relative rights as and be identical in all respects to all the other shares of Common Stock.  Whenever there shall have been paid, or declared and set aside for the Common Stock as to the payment of dividends, the full amount of dividends and of sinking fund or retirement payments, if any, to which such holders are respectively entitled in preference to the Common Stock, then dividends may be paid on the Common Stock and on any class or series of stock entitled to participate therewith as to dividends, our of any assets legally available for the payment of dividends, out of any assets legally available for the payment of dividends thereon, but only when and as declared by the Board of Directors of the Corporation.  In the event of any dissolution, liquidation, or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock, and holders of any class of series of stock entitled to participate therewith, in whole or in part, as to the distribution of assets in such event, shall become entitled to participate in the distribution of any assets of the Corporation remaining after the Corporation shall have paid, or provided for payment of, all debts and liabilities of the Corporation and after the Corporation shall have paid, or set aside for payment, to the holders of any class of stock having preference over the Common Stock in the event of dissolution, liquidation or winding up the full preferential amounts (if any) to which they are entitled.  Each holders or shares of Common Stock shall be entitled to attend all special and annual meetings of the stockholders of the Corporation and, share for share and without regard to class, together with the holders of all other classes of stock entitled to attend such meetings and to vote (except any class or series of stock having special voting rights), to cast one vote for each outstanding share of Common Stock so held upon any matters of thing (including, without limitation, the election of one or more directors) properly considered and acted upon by the stockholders.

(c)           The Board of Directors is authorized, subject to limitations prescribed by the Delaware General Corporation Law and the provisions of this Certificate of Incorporation, to provide by resolution or resolutions from time to time and filing a certificate pursuant to the applicable provision of the Delaware General Corporation Law, for the issuance of the shares of Preferred Stock in series, to establish from time to time the number of shares to be included in each such series, to fix the powers, designation, preferences, relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations and restrictions thereof.

FIFTH:                   The name and address of the incorporator are as follows:

Name                                                      Address

Lori Nembirkow                                    5901 S. Eastern Ave.
Commerce, CA 90040

SIXTH:                   The Corporation is to have perpetual existence.

SEVENTH:             Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

EIGHTH:                For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation, and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

(a)           The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors.  The number of directors shall be fixed by, or in the manner provided in, the Bylaws.  The phrase “whole Board” and the phrase “total number of directors” shall be deemed to have the same meaning, to wit, the total number of directors which the Corporation would have if there were no vacancies.  No election of directors need be by written ballot.

(b)           The power to adopt, amend, or repeal the Bylaws of the Corporation may be exercised by the Board of Directors of the Corporation, provided, however, that the Board of Directors of the Corporation may not amend the Bylaws to take any action that is reserved exclusively by the Shareholders pursuant to the Delaware General Corporation Law.

(c)           Whenever the Corporation shall be authorized to issue only one class of stock, each outstanding share shall entitle the holder thereof to notice of, and the right to vote at, any meeting of stockholders.  Whenever the Corporation shall be authorized to issue more that one class of stock, no outstanding share of any class of stock which is denied voting power under the provisions of this Certificate of Incorporation shall entitle the holder thereof to the right to vote at any meeting of stockholders except as the provisions of paragraph (2) of subsection (b) of Section 242 of the General Corporation Law of the State of Delaware shall otherwise require; provide, that no share of any such class which is otherwise denied voting power shall entitle the holder thereof to vote upon the increase or decrease (but not below the number of shares thereof outstanding) in the number of authorized shares of said class.

NINTH:                  The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

TENTH:                   (a)           The Corporation shall, in the manner and to the full extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any officer or director (or the estate of any such person) who was or is a party to, or is threatened, to be a party to, any threatened, pending or complete action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee or employee of another corporation, partnership, joint venture, trust or other enterprise (an “indemnitee”).  To the full extent permitted by law, the indemnification and advances provide for herein shall include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement.  Notwithstanding the foregoing, the Corporation shall not indemnify any such indemnitee (1) in any proceeding by the Corporation against such indemnitee; (2) in the event the Board of Directors determines that indemnification is not available under the circumstances because the officer or director has not met the standard of conduct set forth in Section 145 of the Delaware General Corporation Law; or (3) if a judgment or other final adjudication adverse to the indemnitee establishes his liability (i) for any breach of the duty of loyalty to the Corporation or its shareholders, (ii) for the acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) under Section 174 of the Delaware General Corporation Law.

(b)          The right to indemnification conferred in Section (a) of this Article TENTH shall include the right to be paid by the Corporation the expenses (including attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that if the Delaware General Corporation Law requires, any advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Section (b) or otherwise.  The rights to indemnification and to the advancement or expenses conferred in Sections (a) and (b) of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

(c)           The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any indemnitee may have or hereafter acquire under any statute, the Corporation’s Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such indemnitee’s official capacity and as to action in another capacity while holding such office.

(d)          The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

(e)           The Corporation may, to the extend authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extend of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

ELEVENTH:  No amendment to or repeal of Article NINTH or TENTH of this Certificate of Incorporation shall apply to or have any effect on the rights of any individual referred to in Article NINTH or TENTH for or with respect to acts or omissions of such individual occurring prior to such amendment or repeal.

TWELVETH:  From time to time any of the provisions of this Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article TWELVETH.

THIRTEENTH:  The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation.

IN WITNESS WHEREOF, the undersigned hereby executes this document for the purpose of forming a corporation under the laws of the State of Delaware, and hereby does make, file and record this Certificate and affirms the facts set forth herein are true under the penalties of perjury this 25th day of May, 2007.

REGENT’S SECRET, INC.

By:          /s/ Lori Nembirkow
Lori Nembirkow
Incorporator